U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________________________

FORM SB-2

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

___________________________________

XSINVENTORY

(Name of small business issuer in its charter)

Nevada	5960	71-0934772
(State or other	(Primary Standard	(IRS Employer
jurisdiction	of Industrial Classification	Identification
incorporation	or Code Number)	Number)
organization)

2950 E. Flamingo Rd., Suite E-6D

Las Vegas, NV 89121

(702) 866-5840

(Address and telephone number of principal executive offices)

2950 E. Flamingo Rd., Suite E-6D

Las Vegas, NV 89121

(Address of principal place of business or intended principal place of business)

Michael J. Evangelista, President

XSINVENTORY

2950 E. Flamingo Rd., Suite E-6D

Las Vegas, NV 89121

(702) 866-5840

(Name, address and telephone number of agent for service)

Copies of Communications to:

Donald J. Stoecklein, Esq.

Stoecklein Law Group

Emerald Plaza

402 West Broadway, Suite 400

San Diego, CA 92101

(619) 595-4882

Approximate date of commencement of proposed sale to public:

As soon as practicable after the registration statement becomes effective

___________________________________

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[ ]

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee

Common Stock, $.001 par value	1,000,000	$0.10	$100,000	$12.67

TOTAL	1,000,000	N/A	$100,000	$12.67

The proposed maximum offering price is estimated solely for the purpose of determining the registration fee and calculated pursuant to Rule 457(c).

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to Completion, dated _______ __, 2004

Initial Public Offering

PROSPECTUS

XSINVENTORY

Maximum Offering - 1,000,000 Shares of Common Stock

Minimum Offering - 350,000 Shares of Common Stock

$0.10 per share

The Offering

	Per share	Minimum Total	Maximum Total
Public Price	$0.10	$35,000	$100,000
Commissions	$0	$0	$0
Proceeds to XSInventory	$0.10	$35,000	$100,000

We are offering to the public a minimum of 350,000 and a maximum of 1,000,000 shares of common stock, at $0.10 per share, on a "best efforts" basis, through our sole officer/director and our selling agent. If we do not sell the minimum of 350,000 shares within 180 days after commencement of this offering, the offering will terminate and all money paid for shares will be promptly returned to the purchasers, without interest and without deduction.

This is our initial public offering, and no public market currently exists for our shares. The offering price may not reflect the market price of our shares after the offering. There is no minimum purchase requirement for prospective stockholders and no arrangement to place funds in an escrow, trust, or similar account.

________________________

An investment in our common stock involves a high degree of risk. You should purchase our common stock only if you can afford a complete loss of your purchase.

See "Risk Factors" beginning on page 3 for a discussion of material risks that you should consider prior to purchasing any of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

________________________

The information contained in this prospectus is subject to completion or amendment. We have filed a registration statement with the Securities and Exchange Commission relating to the securities offered in this prospectus. We may not sell these securities nor may we accept any offers to buy the securities prior to the time the registration statement becomes effective. This prospectus is not an offer to sell or a solicitation of an offer to buy any securities. We shall not sell these securities in any state where such offer, solicitation or sale would be unlawful before we register or qualify the securities for sale in any such State. We intend to file a registration by coordination in the State of Nevada.

The date of this Prospectus is _________________, 2004.

Table of Contents

Prospectus Summary
Summary Financial Information
Capitalization
Risk Factors
Special Note Regarding Forward-Looking Statement
Use of Proceeds
Determination of Offering Price
Dilution
Plan of Distribution
Legal Proceedings
Director, Executive Officers, Promoters and Control Persons
Security Ownership of Certain Beneficial Owners and Management
Description of Securities
Interest of Named Experts and Counsel
Disclosure of Commission Position of Indemnification of Securities Act Liabilities
Description of Business
Reports to Stockholders
Plan of Operation
Description of Property
Certain Relationships and Related Party Transactions
Market for Common Equity and Related Stockholders Matters
Dividends
Executive Compensation
Shares Eligible for Future Sale
Changes in and Disagreements with Accountants
Index to Financial Statements
Independent Auditors Report
Balance Sheet
Statement of Operations
Statement of Stockholders' Equity
Statement of Cash Flows
Notes to Financial Statements

Prospectus Summary

XSInventory is a development stage company incorporated in the State of Nevada in September of 2002. We were formed to engage in the business of marketing, selling and distributing products, and excess inventories through the online trading website of companies such as eBay, (www.eBay.com.). In February 2003, we formed Creative Excess, Inc., as a wholly owned subsidiary, to become an online liquidator of excess inventory products through eBay and intend in the near future to also utilize the online trading platforms of TraderOnline.com and Liquidation.com. Although the affiliation with eBay as an online trading platform allows us immediate online access to an online auction facility, we are highly dependent upon eBay to provide a platform for the liquidation of our products. Additionally, we are highly dependent on the online auction platforms to track the traffic from our visitors and the sales from our customers. As a result of our recent formation, we have generated minimal revenues.

XSInventory's address and phone number is:

    XSINVENTORY

    2950 E. Flamingo Rd., Suite E-6D

    Las Vegas, Nevada 89121

    (702) 866-5840

The Offering

Securities Offered	Minimum Shares Offered: 350,000 shares of common stock
Maximum Shares Offered: 1,000,000 shares of common stock

Price Per Share	$0.10

Minimum Purchase	NONE

Common Stock Outstanding
before Offering	1,520,000 shares of common stock

Common Stock Outstanding
after Offering	Minimum Shares sold: 1,870,000 shares
Maximum Shares sold: 2,520,000 shares

Estimated Total Proceeds	Minimum Shares Sold: $35,000
Maximum Shares Sold: $100,000

Net Proceeds after Offering
Expenses	Minimum Shares Sold: $31,700
Maximum Shares Sold: $86,500

Use of Proceeds

 Other than the expenses of the offering, the proceeds of the offering will be used for; salaries, office lease, office equipment, telephone, office supplies, internet service fees, website development, corporate filing fees, business license and taxes, advertising and inventory acquisition.

SUMMARY FINANCIAL INFORMATION

The following table sets forth summary financial data derived from our financial statements. The data should be read in conjunction with the financial statements, related notes and other financial information included in this prospectus.

Operating Statement Data:	For the Six Months Ended June 30, 2004 (unaudited)	The Year Ended December 31, 2003 (audited)	For the Period September 27, 2002 (inception) to December 31, 2002 (audited)	For the Period September 27, 2002 (inception) to June 30, 2004 (unaudited)
Income Statement Data:

Revenue	$ 4,265	$ 37,950	$ -	$ 42,215
Cost of goods sold	4,088	32,878	-	36,966
	177	5,071	-	5,249

Expenses:
General and administrative expenses	18,464	32,673	325	51,462
Total expenses	18,464	32,673	325	51,462

Net (loss)	$ (18,287)	$ (27,602)	$ (325)	$ (46,213)

Net (loss) per share - basic and fully diluted	$ (0.01)	$ (0.05)	$ (0.00)	$ (0.03)

Balance Sheet Data:	As at June 30, 2004 (unaudited)	As at December 31, 2003 (audited)	As at December 31, 2002 (audited)
Total Assets	$ 19,612	$ 2,641	$ -
Liabilities	325	568	325
Stockholders' Equity	$ 19,287	$ 2,073	$ (325)

CAPITALIZATION

The following table sets forth our capitalization at June 30, 2004, after giving effect to and as adjusted to give effect to the sale of the 350,000 minimum and 1,000,000 maximum shares offered in this prospectus.

	As at June 30, 2004 (unaudited)	AS ADJUSTED Minimum	AS ADJUSTED Maximum
Current Liabilities:	$ 325	$ 325	$ 325

Stockholders' Equity:
Common Stock, $0.001 par value; 100,000,000 shares authorized;
1,520,000 shares issued and outstanding	1,520
1,870,000 shares issued and outstanding as adjusted following 350,000 minimum share offering		1,870
2,520,000 shares issued and outstanding as adjusted following 1,000,000 minimum share offering			2,520
Preferred Stock, $0.001 par value; 10,000,000 shares authorized: no shares issue	-	-	-
Additional paid-in capital	63,980	98,630	162,980
Offering Expenses	-	(3,300)	(13,500)
Deficit accumulated during development stage	(46,213)	(46,213)	(46,213)
Stockholders' Equity	19,287	50,987	105,787
Total Capitalization	$ 19,612	$ 51,321	$ 106,112

RISK FACTORS

Investors in XSInventory should be particularly aware of the inherent risks associated with our business. As of the date of this filing our management is aware of the following material risks.

We are a development stage company organized in September 2002 and have commenced operations, which makes an evaluation of us extremely difficult. At this stage of our business operations, even with our good faith efforts, potential investors have a high probability of losing their investment.

We were incorporated in September of 2002 as a Nevada corporation. As a result of our start-up operations we have generated minimal revenues from operations, approximately $42,215, and have been focused on organizational and start-up activities since we incorporated. Although we have established a distribution plan and commenced the sale of inventory through the online auction platform of eBay, there is nothing at this time on which to base an assumption that our business operations will prove to be successful or that we will ever be able to operate profitably. Our future operating results will depend on many factors, including our ability to raise adequate working capital, demand for our products, the level of our competition and our ability to attract and maintain key management and employees. You should not invest in this offering unless you can afford to lose your entire investment.

We are significantly dependent on our sole officer and director, who has limited experience. The loss or unavailability to XSInventory of Mr. Evangelista's services would have an adverse effect on our business, operations and prospects.

Our business plan is significantly dependent upon the abilities and continued participation of Michael J. Evangelista, our sole officer and director. Although Mr. Evangelista is not irreplaceable it would be difficult to replace Mr. Evangelista at such an early stage of development of XSInventory. The loss by or unavailability to XSInventory of Mr. Evangelista's services would have an adverse effect on our business, operations and prospects. There can be no assurance that we would be able to locate or employ personnel to replace Mr. Evangelista, should his services be discontinued. In the event that we are unable to locate or employ personnel to replace Mr. Evangelista, then, in that event we would be required to cease pursuing our business opportunity, which could result in a loss of your investment.

Mr. Evangelista has no experience in running a public company. The lack of experience in operating a public company could impact our return on investment, if any.

As a result of our reliance on Mr. Evangelista, and his lack of experience in operating a public company, our investors may be at risk in losing their entire investment. Although Mr. Evangelista intends to hire personnel in the future, when sufficiently capitalized, who may have the experience required to manage our company, such management is not anticipated until the occurrence of future financing. Until such management is in place, we are reliant upon Mr. Evangelista to make the appropriate management decisions.

Mr. Evangelista may become involved with other businesses and there can be no assurance that he will continue to provide services to us. Mr. Evangelista's limited time devotion, less than 15 hours per month, to XSInventory could have an adverse effect on our operations.

As compared to many other public companies, we do not have the depth of managerial or technical personnel. Mr. Evangelista may in the future be involved with other businesses and there can be no assurance that he will continue to provide services to us. Mr. Evangelista will devote only a portion, less than 15 hours per month, of his time to our activities. As our sole officer and director, decisions are made at his sole discretion and not as a result of compromise or vote by members of a board.

We are significantly dependent upon our relationship with eBay. The termination of our agreement with eBay would cause us to establish relationships with other companies with online trading platforms. We have no independent knowledge of the financial condition of eBay.

Our affiliation with eBay provides us an online auction facility. Additionally, it is eBay's software which tracks individuals purchasing products from us. In the event of a termination of our relationship with eBay, we may be unable to incur the cost of our own software to track our customers and we may be unable to establish relationships with other online trading platforms. Either one of these events could cause us the inability to continue in business. eBay reserves the right to amend our agreement at any time by posting the amended terms on eBay.

The ability of eBay to modify our contractual relationship to the extent stated above, in essence allows eBay to unilaterally modify or terminate our agreement.

We are subject to substantial competition, which includes competition from other affiliates of eBay.

We will encounter aggressive competition in our industry, including other member users of eBay, who have the same or greater ability as we do to seek customers. Our ability to compete in the marketplace will be dependent upon our ability to cause customers to purchase products from us, which we believe is a function of our ability to generate positive feedback from our sales and our ability to purchase products and inventory at prices which provide for sufficient markup for us to generate a profit.

We will require additional financing in order to implement our marketing plan. In the event we are unable to acquire additional financing, we may not be able to implement our market plan resulting in a loss of revenues and ultimately the loss of your investment.

Due to our start-up nature, we will have to incur the costs of developing professional inventory acquisition contacts, hiring new employees and commencing marketing activities for our products. To fully implement our business plan we will require substantial additional funding. This offering, if successful, will only enable us to maintain minimum operations and working capital requirements and will assist us in further developing our initial business operations.

Following this offering we will need to raise additional funds to expand our operations. We plan to raise additional funds through private placements, registered offerings, debt financing or other sources to maintain and expand our operations. Adequate funds for this purpose on terms favorable to us may not be available, and if available, on terms significantly more adverse to us than are manageable. Without new funding, we may be only partially successful or completely unsuccessful in implementing our business plan, and our stockholders may lose part or all of their investment.

Our auditor's report reflects the fact that without realization of additional capital, it would be unlikely for us to continue as a going concern. If we are unable to continue as a going concern, it is likely that you will lose your investment.

As a result of our deficiency in working capital at December 31, 2003 and other factors, our auditors have included a paragraph in their report regarding substantial doubt about our ability to continue as a going concern. Our plans in this regard are to seek additional funding through this offering and future equity private placements or debt facilities.

We may never become profitable or sell any products, which could result in the loss of your investment.

We have had minimal revenues, approximately $42,215, since our incorporation in September 2002. Even though we have commenced the sale of products there is no guarantee that we will become profitable. Our industry is highly competitive and there is no guarantee that we will be able to secure the business of our target buyers.

There is no current public market for our common stock; therefore you may be unable to sell your securities at any time, for any reason, and at any price, resulting in a loss of your investment.

As of the date of this prospectus, there is no public market for our common stock. Although we plan to contact an authorized OTC Bulletin Board market maker for sponsorship of our securities on the Over-the-Counter Bulletin Board, there can be no assurance that our attempts to do so will be successful. Furthermore, if our securities are not quoted on the OTC Bulletin Board, or elsewhere, there can be no assurance that a market will develop for the common stock or that a market in the common stock will be maintained. As a result of the foregoing, investors may be unable to liquidate their investment for any reason.

About this Prospectus

You should only rely on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of our common stock on a "best efforts," basis only in jurisdictions where offers and sales are permitted.

Available Information

We are not subject to the informational requirements of the Securities Exchange Act of 1934, as amended. Once our securities are registered under the Securities Act of 1933, we will file reports and other information with the Securities and Exchange Commission. Once our registration statement becomes effective we shall file supplementary and periodic information, documents and reports that are required under section 13 of the Securities Act of 1933, as amended.

All of our reports can be reviewed through the SEC's Electronic Data Gathering Analysis and Retrieval System (EDGAR) which is publicly available through the SEC's website (http://www.sec.gov).

We intend to furnish to our stockholders annual reports containing financial statements audited by our independent certified public accountants and quarterly reports containing reviewed unaudited interim financial statements for the first three-quarters of each fiscal year. You may contact the Securities and Exchange Commission at 1-(800) SEC-0330 or you may read and copy any reports, statements or other information that XSInventory files with the Securities and Exchange Commission at the Securities and Exchange Commission's public reference room at the following location:

Public Reference Room

450 Fifth Street, N.W.

Room 1024

Washington, D.C. 20549

Telephone 1(800)-SEC-0330

We have filed with the Commission a registration statement on Form SB-2 under the Securities Act of 1933, as amended with respect to the securities offered in this prospectus. This prospectus does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the common stock offered in this prospectus, reference is made to such registration statement, exhibits and schedules. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. A copy of the registration statement, including the exhibits and schedules can be reviewed through EDGAR.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under "Prospectus Summary", "Risk Factors", "Plan of Operation", "Our Business", and elsewhere in this prospectus constitute forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may", "will", "should", "expects", "plans", "anticipates", "believes", "estimated", "predicts", "potential", or "continue" or the negative of such terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. These factors include, among other things, those listed under "Risk Factors" and elsewhere in this prospectus. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. We undertake no obligation to update or revise any of the forward-looking statements after the date of this prospectus to conform forward-looking statements to actual results.

USE OF PROCEEDS

The amounts and timing of expenditures described in the table for each purpose may vary significantly depending on numerous factors, including, without limitation, the progress of our marketing. We anticipate, based on currently proposed plans and assumptions relating to our operations, that our available cash of approximately $17,715, the minimum net proceeds of this offering $31,700 and cash flow from operations, if any, will be adequate to satisfy our capital needs for approximately 12 months following consummation of this offering. We have based our assumptions on the fact that we will not incur additional obligations for personnel, office, etc. until such time as we either raise additional equity or debt, or generate revenues to support such expenditures.

The minimum net proceeds from the sale of the shares of common stock offered hereby are estimated to be approximately $31,700, and the maximum net proceeds are estimated to be approximately $86,500. We intend to utilize the estimated net proceeds following the offering for the following purposes:

	Minimum Amount	Maximum Amount
Total Proceeds	$35,000	$100,000

Less: Offering Expenses
Legal (1)	$2,000	$10,000
Copying	$200	$1,000
SEC & State Filing Fees	$500	$500
Subscription Processing	$600	$2,000
Net Proceeds from Offering	$31,700	$86,500

Use of Net Proceeds

Salaries (1)	25,200	45,200
Office Lease		360
Office Equipment		3,000
Telephone		2,000
Office Supplies/Postage		3,000
Corporate Filing Fees	325	325
Legal (2)		17,500
Accounting (3)	$4,500	$4,500
Inventory Purchases(4)	1,675	10,615
Total Use of Net Proceeds	$31,700	$86,500

  Salaries. Our existing agreement with Mr. Evangelista, our sole officer and part time employee, is that we will incur no expense for salaries until such salaries are able to be paid from revenues. We are paying a part time clerical employee who is in charge of the day to day inventory acquisition and sales.

  Legal. Our agreement with the Stoecklein Law Group is based upon the firms representation of our company for the next two years. Included in this representation is our agreement to pay $2,000 out of the minimum proceeds; however if we are successful in reaching the maximum proceeds or any portion thereof, we will pay an additional amount up to $10,000, pro rated based upon the amount raised over and above the minimum proceeds.

  Accounting. $4,500 has been allocated to accounting for the next 12 months.

  Inventory Purchases. These funds will be utilized to acquire inventory for resale.

DETERMINATION OF OFFERING PRICE

We have arbitrarily determined the initial public offering price of the shares. We considered several factors in such determination. Including the following:

  our start up status;

  prevailing market conditions, including the history and prospects for the industry in which we compete;

  our future prospects; and

  our capital structure.

Therefore, the public offering price of the shares does not necessarily bear any relationship to established valuation criteria and may not be indicative of prices that may prevail at any time or from time to time in the public market for the common stock. You cannot be sure that a public market for any of our securities will develop and continue or that the securities will ever trade at a price at or higher than the offering price in this offering.

DILUTION

The difference between our initial public offering price per share of common stock and the pro forma net tangible book value per share of common stock after this offering constitutes the dilution to investors in this offering. Our net tangible book value per share is determined by dividing our net tangible book value (total tangible assets less total liabilities) by the number of outstanding shares of common stock.

At June 30, 2004 our common stock had a pro forma net tangible book value of approximately $19,287 or $0.0127 per share. After giving effect to the receipt of the net proceeds from the minimum and maximum offering offered in this prospectus at an assumed initial offering price of $0.10 per share, our pro forma net tangible book value at June 30, 2004, would have been $50,987 or $0.0273 per share in the minimum offering and $105,787 or $0.0420 per share in the maximum offering. This represents an immediate increase in net tangible book value to our present stockholders of $0.0146 in the minimum offering and $0.0293 per share in the maximum offering. This results in immediate dilution per share to investors of $0.0727 or 72.73% in the minimum offering and $0.0580 or 58.02% in the maximum offering. The following table illustrates dilution to investors on a per share basis:

	Minimum	Maximum
Offering price per share...	$0.10	$0.10
Net tangible book value per share before offering	$0.0127	$0.0127
Increase per share attributable to investors	$0.0146	$0.0293
Pro forma net tangible book value per share after offering	$0.0273	$0.0580
Dilution per share to investors	$0.0727	$0.0580

The following tables summarize, as of June 30, 2004, the difference between the number of shares of common stock purchased from us, the total cash consideration paid and the average price per share paid by existing stockholders of common stock and by the new investors purchasing shares in this offering.

The table below assumes the sale of the 350,000 shares minimum offered in this prospectus at an assumed initial public offering price of $0.10 per share and before any deduction of estimated offering expenses.

	Shares Purchased		Total Cash Consideration		Average Price Per Share
	Amount	Percent	Amount	Percent
Original Stockholders	1,520,000	81%	$65,500	65%	$0.04
Public Stockholders	350,000	19%	$35,000	35%	$0.10
Total	1,870,000	100%	$100,500	100%

The table below assumes the sale of the 1,000,000 shares maximum offered in this prospectus at an assumed initial public offering price of $0.10 per share and before any deduction of estimated offering expenses.

	Shares Purchased		Total Cash Consideration		Average Price Per Share
	Amount	Percent	Amount	Percent
Original Stockholders	1,520,000	60%	$65,500	40%	$0.04
Public Stockholders	1,000,000	40%	$100,000	60%	$0.10
Total	2,520,000	100%	$137,000	100%

PLAN OF DISTRIBUTION AND TERMS OF THE OFFERING

This is a "direct public" offering. We will not receive any proceeds of the offering unless we sell at least the 350,000 shares (minimum offering amount) offered in this prospectus. If the minimum number of shares are not sold, subscribers will lose the use of their funds for the offering period of up to 180 days; the funds invested by them will be promptly returned to the subscribers at the end of the offering without interest and without deduction.

We are offering a minimum three hundred fifty thousand (350,000) shares and a maximum of one million (1,000,000) shares, at ten cents ($0.10) per share. We can give no assurance that the minimum number of shares will be sold. If subscriptions are received for fewer than 350,000 shares, no shares will be sold.

Funds received prior to reaching the 350,000 shares will be held in a non-interest bearing segregated account and will not be used until the offering is completed. The segregated account is an account separated from our existing operations account set up for the sole purpose of receiving the proceeds of this offering. If we do not sell 350,000 shares within 180 days after commencement of this offering, the offering will terminate and all money paid for shares will be returned to the purchasers, without interest and without deduction within 24 hours of the termination of the offering if not fully subscribed within the 180 days.

If we were to be unsuccessful in achieving the offering, funds will be redistributed to all investors who have purchased the shares offered in this prospectus. Upon achieving the offering and the acceptance of a subscription for shares, our transfer agent will issue the shares to the purchasers. We may continue to offer shares for a period of 180 days after commencement of this offering or until we have sold all of the shares offered in this prospectus. During the offering period, no subscriber will be entitled to any refund of any subscription.

We will sell the shares on a "best efforts," basis through our sole officer and director, Michael L. Evangelista, and our selling agent Debbie Amigone, neither of which will receive any commission in connection with the sale of shares, although we will reimburse either individual for expenses incurred in connection with the offer and sale of the shares. In addition, Ms. Amigone, a Uniform Securities Agent, registered as agent for the Company as issuer in Nevada for the offering, will receive a fee, $600 if the minimum offering is achieved and $2,000 if the maximum offering is achieved, for handling the book keeping related to the sale of the shares. Mr. Evangelista will be relying on, and complying with, Rule 3a4-1 of the Exchange Act as a "safe harbor" from registration as a broker-dealer in connection with the offer and sales of the shares. In order to rely on such "safe harbor" provisions provided by Rule 3a4-1, he must be in compliance with all of the following:

  he must not be subject to a statutory disqualification;

  he must not be compensated in connection with such selling participation by payment of commissions or other payments based either directly or indirectly on such transactions;

  he must not be an associated person of a broker-dealer;

  he must restrict participation to transactions involving offers and sale of the shares;

  he must perform substantial duties for the issuer after the close of the offering not connected with transactions in securities, and not have been associated with a broker or dealer for the preceding 12 months, and not participate in selling an offering of securities for any issuer more than once every 12 months; and

  he must restrict participation to written communications or responses to inquiries of potential purchasers.

Mr. Evangelista will comply with the guidelines enumerated in Rule 3a4-1. Mr. Evangelista, nor any affiliates will be purchasing shares in the offering.

You may purchase shares by completing and manually executing a subscription agreement and delivering it with your payment in full for all shares, which you wish to purchase to our offices. Your subscription shall not become effective until accepted by us and approved by our counsel.

LEGAL PROCEEDINGS

We may from time to time be involved in routine legal matters incidental to our business; however, at this point in time we are currently not involved in any litigation, nor are we aware of any threatened or impending litigation.

DIRECTOR, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The members of our Board of Directors serve until the next annual meeting of stockholders, or until their successors have been elected. The officers serve at the pleasure of the Board of Directors. At present, Michael J. Evangelista is our sole officer and director. Information as to the director and executive officer is as follows:

Name	Age	Title
Michael J. Evangelista	31	President, Secretary/Treasurer, Director

Duties, Responsibilities and Experience

Michael J. Evangelista. President, Secretary/Treasurer, Director and founder of XSInventory from September 22, 2002 (inception) to present. Mr. Evangelista currently spends at least 15 hours per month on XSInventory business. Since September 2003 Mr. Evangelista has managed a Las Vegas based automotive wholesale business, specializing in aftermarket automotive accessories, including: custom wheels and tires, performance products, aerodynamic packages and interior accessories. From 1999 though September 2003, Mr. Evangelista worked in retail sales for a Las Vegas based automotive accessories retailer, Clean Concepts, Inc. Mr. Evangelista also provides personal business consulting services to various wholesale and retail businesses.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of the date of this prospectus, and as adjusted giving effect to the sale of 350,000 shares minimum and 1,000,000 shares maximum of common stock in this offering, relating to the beneficial ownership of our common stock by those persons known to us to beneficially own more than 5% of our capital stock, by our director and executive officer, and by all of our directors, proposed directors and executive officers as a group. The address of each person is care of XSInventory.

Name of Beneficial Owner	Number Of Shares	Percent Before Offering	Percent After Offering (Minimum)	Percent After Offering (Maximum)
Michael J. Evangelista	1,520,000	100%	81%	60%
All Directors, Officers and Principle Stockholders as a Group	1,520,000	100%	81%	60%

"Beneficial ownership" means the sole or shared power to vote or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of or to direct the disposition of, a security). In addition, for purposes of this table, a person is deemed, as of any date, to have "beneficial ownership" of any security that such person has the right to acquire within 60 days from the date of this prospectus.

DESCRIPTION OF SECURITIES

Common Stock

Our Articles of Incorporation authorizes the issuance of 100,000,000 shares of common stock, $0.001 par value per share, of which 1,520,000 shares were outstanding as of the date of this prospectus. Upon sale of the minimum 350,000 shares, we will have outstanding 1,870,000 shares of common stock. Upon the sale of the maximum 1,000,000 shares, we will have outstanding 2,520,000 shares of common stock. Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of common stock have no cumulative voting rights. Holders of shares of common stock are entitled to share ratably in dividends, if any, as may be declared, from time to time by the Board of Directors in its discretion, from funds legally available to be distributed. In the event of a liquidation, dissolution or winding up of XSInventory, the holders of shares of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities and the prior payment to the preferred stockholders if any. Holders of common stock have no preemptive rights to purchase our common stock. There are no conversion rights or redemption or sinking fund provisions with respect to the common stock.

Preferred Stock

Our Articles of Incorporation authorizes the issuance of 10,000,000 shares of preferred stock, $.001 par value per share, of which no shares were outstanding as of the date of this prospectus. The preferred stock may be issued from time to time by the Board of Directors as shares of one or more classes or series. Our board of directors, subject to the provisions of our Articles of Incorporation and limitations imposed by law, is authorized to:

  adopt resolutions;

  to issue the shares;

  to fix the number of shares;

  to change the number of shares constituting any series; and

  to provide for or change the following:

  the voting powers;

  designations;

  preferences; and

  relative, participating, optional or other special rights, qualifications, limitations or restrictions, including the following:

  dividend rights (including whether dividends are cumulative);

  dividend rates;

  terms of redemption (including sinking fund provisions);

  redemption prices;

  conversion rights; and

  liquidation preferences of the shares constituting any class or series of the preferred stock.

In each of the listed cases, we will not need any further action or vote by the stockholders.

One of the effects of undesignated preferred stock may be to enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of our management. The issuance of shares of preferred stock pursuant to the Board of Director's authority described above may adversely affect the rights of holders of common stock. For example, preferred stock issued by us may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for the common stock at a premium or may otherwise adversely affect the market price of the common stock.

Nevada Laws

The Nevada Business Corporation Law contains a provision governing "Acquisition of Controlling Interest." This law provides generally that any person or entity that acquires 20% or more of the outstanding voting shares of a publicly-held Nevada corporation in the secondary public or private market may be denied voting rights with respect to the acquired shares, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights in whole or in part. The control share acquisition act provides that a person or entity acquires "control shares" whenever it acquires shares that, but for the operation of the control share acquisition act, would bring its voting power within any of the following three ranges:

  20 to 33%

  33% to 50%

  more than 50%.

A "control share acquisition" is generally defined as the direct or indirect acquisition of either ownership or voting power associated with issued and outstanding control shares. The stockholders or board of directors of a corporation may elect to exempt the stock of the corporation from the provisions of the control share acquisition act through adoption of a provision to that effect in the articles of incorporation or bylaws of the corporation. Our articles of incorporation and bylaws do not exempt our common stock from the control share acquisition act.

The control share acquisition act is applicable only to shares of "Issuing Corporations" as defined by the act. An Issuing Corporation is a Nevada corporation, which;

  has 200 or more stockholders, with at least 100 of such stockholders being both stockholders of record and residents of Nevada; and

  does business in Nevada directly or through an affiliated corporation. At this time, we do not have 100 stockholders of record resident of Nevada. Therefore, the provisions of the control share acquisition act do not apply to acquisitions of our shares and will not until such time as these requirements have been met. At such time as they may apply to us, the provisions of the control share acquisition act may discourage companies or persons interested in acquiring a significant interest in or control of XSInventory, regardless of whether such acquisition may be in the interest of our stockholders.

The Nevada "Combination with Interested Stockholders Statute" may also have an effect of delaying or making it more difficult to effect a change in control of XSInventory. This Statute prevents an "interested stockholder" and a resident domestic Nevada corporation from entering into a "combination," unless certain conditions are met. The Statute defines "combination" to include any merger or consolidation with an "interested stockholder," or any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions with an "interested stockholder" having;

  an aggregate market value equal to 5 percent or more of the aggregate market value of the assets of the corporation;

  an aggregate market value equal to 5 percent or more of the aggregate market value of all outstanding shares of the corporation; or

  representing 10 percent or more of the earning power or net income of the corporation.

An "interested stockholder" means the beneficial owner of 10 percent or more of the voting shares of a resident domestic corporation, or an affiliate or associate thereof. A corporation affected by the statute may not engage in a "combination" within three years after the interested stockholder acquires its shares unless the combination or purchase is approved by the board of directors before the interested stockholder acquired such shares. If approval is not obtained, then after the expiration of the three-year period, the business combination may be consummated with the approval of the board of directors or a majority of the voting power held by disinterested stockholders, or if the consideration to be paid by the interested stockholder is at least equal to the highest of;

  the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which he became an interested stockholder, whichever is higher;

  the market value per common share on the date of announcement of the combination or the date the interested stockholder acquired the shares, whichever is higher; or

  if higher for the holders of Preferred Stock, the highest liquidation value of the Preferred Stock.

INTEREST OF NAMED EXPERTS AND COUNSEL

The Stoecklein Law Group of 402 West Broadway, Suite 400, San Diego, California 92101 has issued an opinion that the shares being issued pursuant to this offering, upon issuance, will have been duly authorized and validly issued, fully paid, and non-assessable. Our agreement with the Stoecklein Law Group is based upon the firms representation of our company for the next two years. Included in this representation is our agreement to pay $2,000 out of the minimum proceeds for our registration; however if we are successful in reaching the maximum proceeds or any portion thereof, we will pay an additional amount up to $10,000 for our registration, pro rated based upon the amount raised over and above the minimum proceeds. Additionally, we understand that we will be billed for legal services for other than the registration based upon legal work performed, if any.

The financial statements of XSInventory and its subsidiaries, as of June 30, 2004, are included in this prospectus and have been audited by Beckstead and Watts, LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein and are included in reliance upon such reports given upon the authority of such individual as an expert in accounting and auditing.

DISCLOSURE OF COMMISSION'S POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

No director of XSInventory will have personal liability to us or any of our stockholders for monetary damages for breach of fiduciary duty as a director involving any act or omission of any such director since provisions have been made in our Articles of Incorporation limiting such liability. The foregoing provisions shall not eliminate or limit the liability of a director for:

  any breach of the director's duty of loyalty to us or our stockholders acts or omissions not in good faith or, which involve intentional misconduct or a knowing violation of law or under applicable Sections of the Nevada Revised Statutes the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes or,

  for any transaction from which the director derived an improper personal benefit.

The Bylaws provide for indemnification of our directors, officers, and employees in most cases for any liability suffered by them or arising out of their activities as directors, officers, and employees if they were not engaged in willful misfeasance or malfeasance in the performance of his or her duties; provided that in the event of a settlement the indemnification will apply only when the Board of Directors approves such settlement and reimbursement as being for our best interests. The Bylaws, therefore, limit the liability of directors to the maximum extent permitted by Nevada law (Section 78.751).

Our officers and directors are accountable to us as fiduciaries, which means they are required to exercise good faith and fairness in all dealings affecting XSInventory. In the event that a stockholder believes the officers and/or directors have violated their fiduciary duties, the stockholder may, subject to applicable rules of civil procedure, be able to bring a class action or derivative suit to enforce the stockholder's rights, including rights under certain federal and state securities laws and regulations to recover damages from and require an accounting by management. Stockholders who have suffered losses in connection with the purchase or sale of their interest in XSInventory in connection with such sale or purchase, including the misapplication by any such officer or director of the proceeds from the sale of these securities, may be able to recover such losses from us.

DESCRIPTION OF BUSINESS

OVERVIEW

XSInventory is a development stage company incorporated in the State of Nevada in September of 2002. We were formed to engage in the business of marketing, selling and distributing products, and excess inventories through online trading websites of companies such as eBay. In February 2003, we formed Creative Excess, Inc., as a wholly owned subsidiary, to become an online liquidator of excess inventory products through eBay and intend in the near future to also utilize the online trading platforms of TraderOnline.com, Liquidation.com, and other potential online trading platforms. Although the affiliation with eBay as an online trading platform allows us immediate online access to an online auction facility, we are highly dependent upon eBay to provide a platform for the liquidation of our products. Additionally, we are highly dependent on the online auction platforms to track the traffic from our visitors and the sales from our customers. We recently commenced operations, generating revenues of $42,215 in our first year of operations. All of our current operations are conducted through Creative Excess, Inc.

The way our business works:

An online trading platform, such as the one developed by eBay and utilized by us, provides a method by which buyers and sellers are brought together in an efficient and entertaining format to browse, buy and sell items such as collectibles, automobiles, high-end or premium art items, jewelry, consumer electronics and a host of practical and miscellaneous items. The eBay trading platform which we use is a fully automated, topically arranged, intuitive, and easy-to-use service that supports an auction format in which sellers list items for sale and buyers bid on items of interest, and a fixed-price format in which sellers and buyers trade items at a fixed price established by sellers.

The XSInventory business plan is to establish a number of quality product outlets where we can purchase quality excess inventory and sell the same inventory at a marked up price through our online trading platform on either eBay and/or other similar trading platforms such as TraderOnline.com or Liquidation.com.

To establish our business plan at the lowest possible cost, we have joined the online trading platform of eBay, a public company (Nasdaq:EBAY;www.eBay.com) offering our company, on a non-exclusive basis, the ability to liquidate our inventory through utilizing eBay's website.

According to information set forth on eBay's website, eBay's mission is to provide a global trading platform where practically anyone can trade pratically anything. Additionally, the information indicates that eBay's community includes tens of millions of registered members from around the world.

As a result of our User Agreement with eBay we are able to access eBay's services available under the domain and sub-domains of www.eBay.com (including halfeBay.com and eBaystores.com). Under the terms of the User Agreement we have an opportunity to review and accept the fees that we will be charged for the use of eBay's listing service. The User Agreement further provides that eBay may in its sole discretion change some or all of its services at any time. Our user identification, which allows us to utilize eBay's listing service is "creativeexcess."

Our revenues are generated from the customers who enter eBay's website through eBay's home page, which contains a listing of major product categories, featured items and theme-oriented promotions. Users can search for specific items by browsing through a list of items within a category or subcategory and then "click through" to a detailed description for a particular item. Users can also search specific categories, interest pages or the entire database of listings using keywords to describe their areas of interest. eBay's search engine generates lists of relevant items with links to detailed descriptions. Each item is assigned a unique identifier so that users can easily search for and track specific items. Users also can search for a particular bidder or seller by name to review his or her listings and feedback history and search for products by specific region or other attributes. Once a user has found an item and registered with eBay, the user may enter a bid for the maximum amount he or she is willing to pay at that time, or for those listings that offer the Buy-It-Now feature, purchase the item by accepting the Buy-It-Now price established by the seller. In the event of competitive bids, the eBay service automatically increases bidding in increments based upon the current high bid, up to the bidder's maximum price.

We list products for sale on the eBay website by completing a short online form or using "Mister Lister," or "Sellers Assistant." We select a minimum price for our opening bids for each item and we choose whether the sale will last three, five, seven or ten days. Additionally, we may select a reserve price for a particular item, which is the minimum price at which we are willing to sell the item, which is typically higher than the minimum price set for the opening bid. The reserve price is not disclosed to bidders. In some cases, we may choose to use the Buy-It-Now feature, which allows us to name a price at which we are willing to sell the item to any Buyer. Our listings, which offer the Buy-It-Now feature are run in the normal auction-style format, but also feature a Buy-It-Now icon and price. Until the first bid is placed, or in the case of a reserve auction, until the reserve price is met, buyers have the option to buy the item instantly at the specified price without waiting for the auction to end. We can elect to sell items in individual item listings or, if we have multiple identical items, can elect to hold a "Dutch Auction." For example, we may wish to sell 10 identical watches and hold 10 individual auctions or hold a Dutch Auction in which the 10 highest bidders would each receive a watch at the same price and all lower bids would be rejected.

For us to list an item with eBay we pay a nominal listing fee to list each item for sale. When an auction ends, the eBay system validates whether a bid has exceeded the minimum price, and the reserve price if one has been set. If the auction was successful or if the buyer elected the Buy-It-Now feature, eBay automatically notifies us and the buyer via email, and the buyer and us then complete the transaction independent of eBay. At the time of the email notification, eBay generally charges us a final value fee.

Under the terms of the user agreement with eBay, if we receive one or more bids above the stated minimum or reserve price, whichever is higher, we are obligated to complete the transaction.

Invoices for listing and final value fees are sent via email to us on a regular (at least monthly) basis. eBay requires us to have a credit card account on file. We are charged shortly after the invoice is sent. A summary of the fee structure as of 2003 is provided below. All pricing is subject to change.

Listing Fees

Minimum Bid Opening Value or Reserve Price	Listing Fee

$0.01-$9.99	$0.30
$10.00-$24.99	$0.55
$25.00-$49.99	$1.10
$50.00-$199.99	$2.20
$200.00 and up	$3.30

Final Value Fees

Sales Price	Final Value Fee

Up to $25	5.25% of sales price
$25.01 to $1,000	Above plus 2.75% of amount over $25
Over $1,000	Above plus 1.5% of the amount over $1,000

Marketing Strategy

Our marketing strategy is to promote our name recognition and credibility as a reliable seller of merchandise on various online auction services. Our marketing efforts can be classified into only our initial phase. The initial marketing phase is characterized by the earlier stage of username set-up, inventory acquisition and the set up required to commence the sale of items through online auctions such as eBay. To build name recognition we are attempting to acquire inexpensive products in high demand and offering them for resale at bargained for prices, while at the same time providing exceptional service in putting the purchased products in the hands of our customers as soon as possible.

Risk Management Insurance

We do not maintain a liability insurance program, as we intend to initially rely on the insurance of our vendor merchants. Our proposed insurance program, once implemented, will include property, casualty, and comprehensive general liability coverage. Management believes that the proposed insurance program, when completed, is intended to be adequate. There can be no assurance that we will be able to obtain or maintain such liability insurance.

Competition

We encounter aggressive competition in our business from numerous sources. Our customers can purchase similar items through a variety of competing channels, including online and offline retailers, distributors, liquidators, import and export companies, auctioneers, catalog and mail order companies, virtually all online and offline commerce participants (consumer-to-consumer, business-to-business) and online and offline shopping channels and networks. As our product offering continues to broaden into new categories of items, we expect our competition to continue to broaden to include other online and offline channels for those new offerings. We also compete on the basis of price and product selection, which are derived from our abundant and diverse customer community and the quality of the eBay user experience. To compete effectively, we may need to expend significant resources in establishing vendor contacts which will assist us in obtaining inventory for liquidation. These efforts may be expensive and could reduce our margins and have a material adverse effect on our business, financial position, operating results, cash flows, and ultimately our stock values.

Intellectual Property

We regard the protection of our trademarks, domain names, trade secrets, and customer lists as critical to our success. We intend in the future to enter into confidentiality agreements with our employees and contractors, and nondisclosure agreements with parties with whom we conduct business in order to limit access to and disclosure of our proprietary information.

Government Regulation

We are subject to the same foreign, federal, state and local laws as other companies conducting business on the Internet. Today there are relatively few laws specifically directed towards online services. However, due to the increasing popularity and use of the Internet and online services, many laws relating to the Internet are being debated at the state and federal levels (both in the U.S. and abroad) and it is possible that laws and regulations will be adopted with respect to the Internet or online services. These laws and regulations could cover issues such as user privacy, freedom of expression, pricing, fraud, content and quality of products and services, taxation, advertising, intellectual property rights and information security. Applicability to the Internet of existing laws governing issues such as property ownership, copyrights and other intellectual property issues, taxation, libel, obscenity and personal privacy is uncertain. The vast majority of these laws were adopted prior to the advent of the Internet and related technologies and, as a result, do not contemplate or address the unique issues of the Internet and related technologies.

The states may implement taxing legislation, which would affect the way online merchants collect, or do not collect taxes, which may impact our revenue. At present we do not intend to collect sales or other similar taxes in respect of sales and shipments of products outside of Nevada. However, various states have sought to impose state sales tax collection obligations on out-of-state direct sales companies such as ours. A successful assertion by one or more of these states that we should collect sales tax on the sale of our products could result in additional costs and corresponding price increases to our customers whether collected by us. Any imposition of state sales and use taxes on products sold over the Internet may decrease customers' demand for products resulting in a decrease in our revenues.

In addition, we cannot predict whether new legislation or regulations governing our activities will be enacted by legislative bodies or promulgated by agencies regulating our activities, or what the effect of any such legislation or regulations on our business would be. As a result of our having an office only in the City of Las Vegas, State of Nevada, we are currently only subject to the taxing authority in Clark County, Nevada. We do not have a corporate tax in the State of Nevada. However, we are subject to the laws of the federal government in reference to Federal Trade Commission rules and regulations pertaining to disclosure requirements. The Federal Trade Commission has proposed regulations regarding the collection and use of personal identifying information obtained from individuals when accessing websites, with particular emphasis on access by minors. These regulations may include requirements that we establish procedures to disclose and notify users of privacy and security policies, obtain consent from users for collection and use of information and provide users with the ability to access, correct and delete personal information stored by us. Additionally, we are subject to the anti-fraud common law statutes of any state where we accept customers. In the future, we may be subject to the taxation of our customer's place of residency or place of purchase.

Employees

We are a development stage company and currently have only one full-time and one part-time employee. Michael J. Evangelista, who is also our sole officer and director is a part time employee. We look to Mr. Evangelista for his entrepreneurial skills and talents. For a discussion of Mr. Evangelista's experience, please see "Director, Executive Officers, Promoters and Control Persons." Initially Mr. Evangelista will coordinate all of our business operations. Our full time employee, who we pay $2,100 per month, is involved in the day to day operations including the purchasing and listing of items for sale through auction websites. We plan to use consultants, attorneys and accountants as necessary and do not plan to engage any additional full-time employees in the near future. We believe the use of non-salaried personnel allows us to expend our capital resources as a variable cost as opposed to a fixed cost of operations. In other words, if we have insufficient revenues or cash available, we are in a better position to only utilize those services required to generate revenues as opposed to having salaried employees. We may hire marketing employees based on the projected size of the market and the compensation necessary to retain qualified sales employees. A portion of any employee compensation likely would include the right to acquire our stock, which would dilute the ownership interest of holders of existing shares of our common stock.

Mr. Evangelista is spending the time allocated to our business in handling the general business affairs of our company such as accounting issues, including review of materials presented to our auditors, working with our counsel in preparation of filing our SB-2 registration statement, and monitoring inventory purchases.

REPORTS TO STOCKHOLDERS

We are not subject to the informational requirements of the Securities Exchange Act of 1934, as amended. Once our registration statement is effective and our securities are registered under the exchange act, we will file supplementary and periodic information, documents and reports that are required under section 13 of the Securities Act of 1933, as amended, with the Securities and Exchange Commission. Such reports, proxy statements and other information will be available through the Commission's Electronic Data Gathering Analysis and Retrieval System which is publicly available through the Commission's website (http://www.sec.gov).

We intend to furnish annual reports to stockholders, which will include audited financial statements reported on by our Certified Public Accountants. In addition, we will issue unaudited quarterly or other interim reports to stockholders, as we deem appropriate or required by applicable securities regulations..

PLAN OF OPERATION

The following discussion should be read in conjunction with the financial statements section.

Overview

We were formed to engage in the business of marketing, selling and distributing products, and excess inventories through the online trading websites of companies such as eBay (www.eBay.com). In February 2003, we formed Creative Excess, Inc., as a wholly owned subsidiary, to become an online liquidator of excess inventory products through eBay and intend in the near future to also utilize the online trading platforms of TraderOnline.com and Liquidation.com.

Plan of Operation

Since our incorporation in September 2002 through June 30, 2004, we have generated $42,215 in revenues with a net loss of $46,213. Our recent activities include organization of the Company, our setting up of our account with eBay, and the commencement of buying inventory and re-selling the inventory through eBay. The XSInventory business plan is to establish a number of quality product outlets where we can purchase quality excess inventory and sell the same inventory at a marked up price through our online trading platform on either eBay and/or other similar trading platforms such as TraderOnline.com or Liquidation.com.

To establish our business plan at the lowest possible cost, we have joined the online trading platform of eBay, a public company (Nasdaq:EBAY; www.eBay.com) offering our company, on a non-exclusive basis, the ability to liquidate our inventory through the eBay website.

Satisfaction of our cash obligations for the next 12 months. Our plan of operation has provided for us to establish an outlet for the sale of inventory which we have begun purchasing. Having established our relationship with eBay, as the initial online trading platform, we have commenced selling our inventory. We capitalized our company with $65,500 from our sole officer, director and stockholder, Mr. Evangelista. We have utilized the $65,500 to setup our corporate organization, payment of audit fees for our registration, purchasing inventory, and payment of salaries, leaving us with a balance of approximately $17,715. Our plan of operation indicates expenditures in the following year of at least $31,700, the minimum net proceeds from this offering, to be used for: (i) salaries - $25,200, (ii) corporate filing fees - $325, (iii) accounting fees - $4,500, and (iv) inventory purchases - $1,675. We have based our assumptions on the fact that we will not incur additional obligations for personnel, office, etc. until such time as we either raise additional equity or debt, or generate revenues to support such expenditures. Our sole officer and director, Mr. Evangelista has agreed to continue his part time work for a period of two years without pay if required. We have allocated $25,200 toward salaries from our minimum funds raised to pay toward our one full time employee. If we were to not receive any additional funds, we could not continue our business operations.

Summary of any product research and development that we will perform for the term of the plan. We do not anticipate performing any significant product research and development under our plan of operation. In lieu of product research and development we anticipate spending efforts on our acquisition of inventory which will allow for the highest return on cost of goods.

Expected purchase or sale of plant and significant equipment. We do not anticipate the purchase or sale of any plant or significant equipment, as such items are not required by us at this time or in the next 12 months.

Significant changes in number of employees. The number of employees required to operate our business is currently one part time individual and one full time individual. After we complete the current offering and have commenced generating revenues based upon the expenditures of our inventory, our plan of operation anticipates our requiring additional capital to hire at least one additional full time person.

Milestones:

As a result of our being a development stage company with minimal amounts of equity capital initially available, $17,715, we have set our goals in three stages: (1) goals based upon the availability of our initial funding of $65,500; (2) goals based upon our funding of $35,000 in the minimum offering; and (3) goals based upon our funding of $100,000 in the maximum offering.

Stage I: Development of our business operations based upon our sole officer and director investment of $65,500.

  To set up our corporate structure (file for incorporation) and set up corporate governance. Accomplished through the incorporation in Nevada in September of 2002.

  To establish our place of business in Las Vegas, Nevada (a state with no corporate income tax). Accomplished in September of 2002.

  To obtain our proper business licenses and taxation certificates to do business in the City of Las Vegas, Clark County, Nevada. Accomplished in February 2003.

  To incorporate our subsidiary to conduct business through eBay.

  To develop an operational user ID on eBay.

  To retain counsel and an auditor to assist in preparation of documents providing for the raising of $35,000 minimum to complete Stage II of our Plan of Operation.

  Acquire inventory and commence operations.

  Cover Salaries.

Stage II: Development of our business operations based upon our receipt of the net funds from our minimum offering of $31,700. We have not commenced the majority of milestones set forth in Stage II of our Plan of Operation as a result of our not having the funds from our minimum offering. In the event we do not receive the funds from the minimum offering, then we will be in a position to continue with the operations of XSInventory, however, no significant business will be accomplished until other equity or debt is raised, or in the unlikely event that our operations as currently established, generates sufficient revenues to incur additional operating expenses.

  Acquisition of Inventory - to maximize the revenues generated by us in our Phase II by acquiring inventory which is immediately resalable through the online trading platform, eBay.

  Salary Costs - Covering the cost of salary to Creative's full time employee who handles the acquisition of inventory and the listing of items on eBay. The annual salary of this individual is $25,200. Our minimal fund raise would cover these costs for 12 months.

Stage III: Development of our business operations based upon our receipt of the maximum offering proceeds of $100,000.

  To hire personnel, including the payment of a salary to our President, to operate the day to day activities of XSInventory. With the raising of $100,000 in Stage III, we intend to pay our President a salary of $20,000 per year. There are no accruals for past salary, and the commencement date of such salary would not occur until such time as the additional funds (in addition to our present offering) are acquired. The balance of $60,000 would be utilized for other salaries, legal, accounting, general office expenses and the acquisition of additional inventory.

Until an infusion of capital from this offering, we will not be able to complete Stage II of our Plan of Operation and the milestones set forth above. Our Plan of Operation is premised upon having sufficient capital available for inventory purchases to allow for expanded sales through established online trading platforms. We believe that the dollars allocated in the offering will assist us in generating revenues through the expanded inventory. We have suffered start up losses and have a working capital deficiency which raises substantial concern regarding our ability to continue as a going concern. We believe that the proceeds of this offering will enable us to maintain our operations and working capital requirements for at least the next 12 months.

Liquidity and Capital Resources

Cash will be increasing primarily due to the receipt of funds from this offering to offset our near term cash requirements. Since inception, we have financed our cash flow requirements through the issuance of common stock, which has resulted in our receipt of $65,500. We have expended $47,785 as of June 30, 2004, leaving us with a cash balance of $17,715 and inventory valued at $1,897. As we expand our activities, we may continue to experience net negative cash flows from operations, pending receipt of sales revenues. Additionally we anticipate obtaining additional financing to fund operations through common stock offerings and bank borrowings, to the extent available, or to obtain additional financing to the extent necessary to augment our working capital.

We anticipate we will incur operating losses in the next twelve months. Our lack of operating history makes predictions of future operating results difficult to ascertain. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets. Such risks for us include, but are not limited to, an evolving and unpredictable business model and the management of growth. To address these risks, we must, among other things, obtain a customer base, implement and successfully execute our business and marketing strategy, provide order fulfillment through the Internet, respond to competitive developments, and attract, retain and motivate qualified personnel. There can be no assurance that we will be successful in addressing such risks, and the failure to do so can have a material adverse effect on our business prospects, financial condition and results of operations.

DESCRIPTION OF PROPERTY

We currently maintain an office at 2950 E. Flamingo Rd, Suite E-6D, Las Vegas, NV 89121. Our yearly rent of $180 is pre-paid annually. Additionally, Mr. Evangelista, our sole officer and director, and our full time employee occasionally will utilize their homes to conduct business on our behalf. Mr. Evangelista does not receive any remuneration for the use of his home or time spent on behalf of us. We do not believe that we will need to obtain additional office space at any time in the foreseeable future, approximately 12 months, until our business plan is more fully implemented.

As a result of our method of operations and business plan we do not require personnel other than Mr. Evangelista and Creative's one full time employee, to conduct our business. In the future we anticipate requiring additional office space and additional personnel; however, it is unknown at this time how much space or how many individuals will be required.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Company rents an office which is leased at a value of $180 per annum. Office services are provided without charge by the Company's director. Such costs are immaterial to the financial statements and, accordingly, have not been reflected.

During February 2003, Mr. Evangelista acquired 350,000 shares of common stock, at a price of $.02 per share. Mr. Evangelista is the sole officer, director, stockholder, and promoter of XSInventory. The proceeds from the sale of the shares to Mr. Evangelista, $7,000, constituted the initial capitalization of the company.

Between March of 2003 and June of 2004 Mr. Evangelista acquired an additional 1,170,000 shares of our common stock for $58,500 or $0.05 per share.

On June 1, 2004, Mr. Evangelista executed a "Lock-Up Agreement" pertaining to the 1,520,000 shares in anticipation of filing this registration statement in the State of Nevada. The lock up agreement is effective as of June 30, 2004 and continues in effect until the earlier of (i) a period of three years from the date of this Offering; (ii) when the Company's stock is traded on the NASD "Over-the-Counter Bulletin Board" at an average share price of greater than the price in this prospectus for a minimum of three months; (iii) the Shares are listed on the NASDAQ "Small Cap" or higher market; (iv) the Company has paid the initial purchase price back to the purchasing stockholders in the form of Company dividends; or (v) in accordance with the other terms of the agreement.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDERS MATTERS

We intend to file for inclusion of our common stock on the Over-the-Counter Bulletin Board; however, there can be no assurance that NASD will approve the inclusion of the common stock. Prior to the effective date of this offering, our common stock was not traded.

As of August 16, 2004 there was 1 stockholder of our common stock, Mr. Evangelista.

DIVIDENDS

The payment of dividends is subject to the discretion of our Board of Directors and will depend, among other things, upon our earnings, our capital requirements, our financial condition, and other relevant factors. We have not paid or declared any dividends upon our common stock since our inception and, by reason of our present financial status and our contemplated financial requirements, do not anticipate paying any dividends upon our common stock in the foreseeable future.

We have never declared or paid any cash dividends. We currently do not intend to pay cash dividends in the foreseeable future on the shares of common stock. We intend to reinvest any earnings in the development and expansion of our business. Any cash dividends in the future to common stockholders will be payable when, as and if declared by our Board of Directors, based upon the Board's assessment of:

  our financial condition;

  earnings;

  need for funds;

  capital requirements;

  prior claims of preferred stock to the extent issued and outstanding; and

  other factors, including any applicable laws.

Therefore, there can be no assurance that any dividends on the common stock will ever be paid.

EXECUTIVE COMPENSATION

The following table sets forth the cash compensation of our sole officer and director, Michael J. Evangelista from inception (September 22, 2002) to June 30, 2004.

Summary Compensation Table

		Annual Compensation			Long Term Compensation
Name and Principal Position	YTD	Salary	Bonus	Other Annual Compensation	Restricted Stock	Options
Michael J. Evangelista, President, Secretary Treasurer	2002	$-0-	-0-	-0-	-0-	-0-
	2003	$-0-	-0-	-0-	-0-	-0-
	2004	$-0-	-0-	-0-	-0-	-0-

Future Compensation

Mr. Evangelista has agreed to provide services to us for a period of two years without compensation, or until such time as we have raised funds from this offering, or generated at least $100,000 in revenues in any twelve month period. In the event we have raised the minimal proceeds, then in that event we have allocated $25,200 to the salary of our full time employee, who is not an officer, director, and is not related to our sole officer and director. In the event we are successful in raising the maximum proceeds, $100,000, then in that event we would pay Mr. Evangelista a salary of $20,000 from such proceeds.

Board Committees

We do not currently have any committees of the Board of Directors, as our Board consists of one member. Additionally, due to the nature of our intended business, the Board of Directors does not foresee a need for any committees in the foreseeable future.

Transfer Agent

The transfer agent for the common stock will be Pacific Stock Transfer Company, 500 E. Warm Springs, Suite 240, Las Vegas, Nevada 89119.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our common stock. Future sales of substantial amounts of common stock in the public market could adversely affect market prices prevailing from time to time. Furthermore, since only a limited number of shares will be available for sale shortly after this offering because of certain restrictions on resale, sales of substantial amounts of our common stock in the public market after the restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.

Upon completion of this offering, we will have outstanding an aggregate of 1,870,000 shares of common stock, assuming the minimum of 300,000 shares are sold, and 2,520,000 shares of common stock outstanding, assuming the maximum of 1,000,000 shares are sold.

Of these shares, the 350,000 shares of common stock sold in this offering if the minimum number of shares is sold, or 1,000,000 if the maximum number of shares are sold, will be freely tradable without restriction or further registration under the Securities Act, unless such shares are purchased by our "affiliates" as that term is defined in Rule 144 under the Securities Act. The remaining 1,520,000 shares of common stock held by our existing stockholder are "restricted securities" as that term is defined in Rule 144 under the Securities Act and are subject to a lock up agreement which was effective as of June 30, 2004 and continues in effect until the earlier of (i) a period of three years from the date of this Offering; (ii) when the Company's stock is traded on the NASD "Over-the-Counter Bulletin Board" at an average share price of greater than the price in this prospectus for a minimum of three months; (iii) the Shares are listed on the NASDAQ "Small Cap" or higher market; (iv) the Company has paid the initial purchase price back to the purchasing stockholders in the form of Company dividends; or (v) in accordance with the other terms of the agreement.. The shares making up the 1,520,000 were purchased between September 22, 2002 and June 2004. All restricted shares are held by our sole officer and director. Restricted shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144. As a result of the provisions of Rules 144, additional shares will be available for sale in the public market as follows:

  no restricted shares will be eligible for immediate sale on the date of this prospectus; and

  the remainder of the restricted shares will be eligible for sale from time to time thereafter upon expiration of their respective one-year holding periods, subject to restrictions on such sales by affiliates and as restricted by the lock-up agreement.

Sales pursuant to Rule 144 are subject to certain requirements relating to manner of sale, notice, and the availability of current public information about us. A person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of XSInventory at any time during the 90 days immediately preceding the sale and who has beneficially owned restricted shares for at least two years is entitled to sell such shares under Rule 144(k) without regard to the resale limitations.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks." Penny stocks generally are equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver to the prospective purchaser a standardized risk disclosure document prepared by the Securities and Exchange Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from such rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the prospective purchaser and receive the purchaser's written agreement to the transaction. Furthermore, subsequent to a transaction in a penny stock, the broker-dealer will be required to deliver monthly or quarterly statements containing specific information about the penny stock. It is anticipated that our common stock will be traded on the OTC Bulletin Board at a price of less than $5.00. In this event, broker-dealers would be required to comply with the disclosure requirements mandated by the penny stock rules. These disclosure requirements will likely make it more difficult for investors in this offering to sell their common stock in the secondary market.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

ON ACCOUNTING AND FINANCIAL DISCLOSURE

In April 2004, we engaged the services of Beckstead and Watts, LLP of Las Vegas, Nevada, to provide an audit of our financial statements for the period from September 22, 2002 (inception) to December 31, 2004. This was our first auditor. We have no disagreements with our auditor through the date of this prospectus.

XSINVENTORY

Beckstead and Watts, LLP

Certified Public Accountants

3340 Wynn Road, Ste. B

Las Vegas, NV 89102

702.257.1984

702.362.0540 (fax)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have audited the accompanying balance sheets of XSInventory (the "Company") (A Development Stage Company) and subsidiary, as of December 31, 2003 and 2002, and the related statement of operations, stockholders' equity, and cash flows for the year ended 2003, the period ended 2002 and the period from September 27, 2002 (Date of Inception) to December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of XSInventory (A Development Stage Company) as of December 31, 2003 and 2002, and the results of its operations and cash flows for the year ended December 31, 2003 and the period ended 2002, and for the period September 27, 2002 (Date of Inception) to December 31, 2003, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has had limited operations and has not commenced planned principal operations. This raises substantial doubt about its ability to continue as a going concern. Management's plan in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Beckstead and Watts, LLP

Las Vegas, NV

June 25, 2004

XSINVENTORY

And Subsidiary

(a Development Stage Company)

Condensed Consolidated

Balance Sheets

	June 30, 2004 (unaudited)	December 31, 2003 (audited)	December 31, 2002 (audited)
Assets

Current assets:
Cash	$ 17,715	$ -	$ -
Inventory	1,897	2,641	-

Total current assets	19,612	2,641	-
Total assets	$ 19,612	$ 2,641	$ -

Liabilities and Stockholder's Equity

Current liabilities:
Cash deficit	$ -	$ 243	$ -
Accrued expenses	325	325	325
Total liabilities	325	568	325

Stockholders' equity:

Preferred stock, $0.001 par value, 10,000,000 shares authorized, no shares issued and outstanding	-	-	-
Common stock, $0.001 par value, 100,000,000 shares authorized, 1,520,000, 810,000 and no issued and outstanding at 6/30/04, 12/31/03 and 12/31/02	1,520	810	-
Additional paid-in capital	63,980	29,200	-
(Deficit) accumulated during development stage	(46,213)	(27,927)	(325)
Total Stockholders' Equity	19,287	2,073	(325)

	$ 19,612	$ 2,641	$ -

The accompanying notes are an integral part of these financial statements.

XSINVENTORY

And Subsidiary

(a Development Stage Company)

Condensed Consolidated

Statements of Operations

	Six Months Ending June 30, 2004 (unaudited)	The Year Ended December 31, 2003 (audited)	September 27, 2002 (inception) to December 31, 2002 (audited)	September 27, 2002 (inception) to June 30, 2004 (unaudited)

Revenue	$ 4,265	$ 37,950	$ -	$ 42,215
Cost of goods sold	4,088	32,878	-	36,966
	177	5,071	-	5,249

Expenses:
General and administrative expenses	18,464	32,673	325	51,462
Total expenses	18,464	32,673	325	51,462

Net (loss)	$ (18,287)	$ (27,602)	$ (325)	$ (46,213)

Weighted average number of common shares outstanding - basic and fully diluted	1,520,000	608,927	-

Net (loss) per share - basic and fully diluted	$ (0.01)	$ (0.05)	$ (0.00)

The accompanying notes are an integral part of these financial statements.

XSINVENTORY

And Subsidiary

(a Development Stage Company)

Condensed Consolidated

Statements of Changes in Stockholders' Equity

	Common Stock Shares Amount		Additional Paid-in Capital	(Deficit) Accumulated During Development Stage	Total Stockholders' Equity

	-	$ -	$ -	$ -	$ -
Net (loss) September 27, 2002 (Inception) to December 31, 2002				(325)	(325)
Balance, December 31, 2002	-	-	-	(325)	(325)

Founders shares issued for cash	350,000	350	6,650		7,000
Founders shares issued for cash	200,000	200	9,800		10,000
Founders shares issued for cash	10,000	10	490		500
Founders shares issued for cash	100,000	100	4,900		5,000
Founders shares issued for cash	20,000	20	980		1,000
Founders shares issued for cash	60,000	60	2,940		3,000
Founders shares issued for cash	20,000	20	980		1,000
Founders shares issued for cash	40,000	40	1,960		2,000
Founders shares issued for cash	10,000	10	490		500

Net (loss)
year ended December 31, 2003				(27,602)	(27,602)
Balance, December 31, 2003 (audited)	810,000	810	29,190	(27,927)	2,073

Founders shares issued for cash	50,000	50	2,450		2,500
Founders shares issued for cash	30,000	30	1,470		1,500
Founders shares issued for cash	50,000	50	2,450		2,500
Founders shares issued for cash	30,000	30	1,470		1,500
Founders shares issued for cash	20,000	20	980		1,000
Founders shares issued for cash	30,000	30	1,470		1,500
Founders shares issued for cash	30,000	30	1,470		1,500
Founders shares issued for cash	20,000	20	980		1,000
Founders shares issued for cash	30,000	30	1,470		1,500
Founders shares issued for cash	30,000	30	1,470		1,500
Founders shares issued for cash	30,000	30	1,470		1,500
Founders shares issued for cash	360,000	360	17,640		18,000

Net (loss)
period ended June 30, 2004				(18,287)	(18,287)
Balance, June 30, 2004 (unaudited)	1,520,000	$ 1,520	$ 63,980	$ (46,213)	$ 19,287

The accompanying notes are an integral part of these financial statements.

XSINVENTORY

And Subsidiary

(a Development Stage Company)

Condensed Consolidated

Statements of Cash Flows

	Six Months Ending June 30, 2004 (unaudited)	The Year Ended December 31, 2003 (audited)	September 27, 2002 (inception) to December 31, 2002 (audited)	September 27, 2002 (inception) to June 30, 2004 (unaudited)

Cash Flows from Operating Activities
Net loss	$ (18,287)	$ (27,602)	$ (325)	$ (46,213)
Adjustment to reconcile changes in operating assets and liabilities
(Increase) decrease in inventory	745	(2,641)	-	(1,897)
Increase in liabilities	-	-	325	325
Net cash (used) by operating activities	(17,542)	(30,243)	-	(47,785)

Cash Flows from Investing Activities
Sale of common stock	35,500	30,000	-	65,500
Increase (decrease) in cash deficit	(243)	243	-	-
Net cash provided by financing activities	35,257	30,243	-	65,500

Net (decrease) increase in cash	17,715	-	-	17,715
Cash, beginning	-	-	-	-
Cash, ending	$ 17,715	$ -	$ -	$ 17,715

Supplemental Disclosure
Interest Paid	$ -	$ -	$ -	$ -
Income Taxes Paid	$ -	$ -	$ -	$ -

The accompanying notes are an integral part of these financial statements.

XSINVENTORY

And Subsidiary

(a Development Stage Company)

Notes

The interim period statements for the period ended June 30, 2004 were unaudited

Note 1 - Summary of significant accounting policies

Organization

The Company was organized September 27, 2002 (Date of Inception) under the laws of the State of Nevada, as XSINVENTORY. The Company began marketing, selling and distribute products, and excess inventories through the online trading website of companies, such as eBay, through its wholly-owned subsidiary Creative Excess, Inc. organized in February 2003 under the laws of the State of Nevada.

The Company has not commenced significant operations and, in accordance with SFAS #7, the Company is considered a development stage company.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ significantly from those estimates.

Cash and cash equivalents

For the purpose of the statements of cash flows, all highly liquid investments with an original maturity of three months or less are considered to be cash equivalents.

Inventory

Inventories are stated at the lower of cost (first-in, first-out) or market (net realizable value). Inventories consisted of finished goods in the amount of $1,897, $2,641 and at June 30, 2004, December 31, 2003 and 2002 respectively.

Revenue recognition

XSInventory sells merchandise via the internet to the general public. The Company recognizes revenue as each item is sold. Costs are recognized upon completion of each sales transaction. From September 27, 2002 (inception) to June 30, 2004, the Company recognized a total of $42,215 in revenue.

Advertising Costs

The Company expenses all costs of advertising as incurred. There were no advertising costs included in general and administrative expenses as of June 30, 2004, December 31, 2003 or December 31, 2002.

Fair value of financial instruments

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of June 30, 2004, December 31, 2003 and December 31, 2002. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. These financial instruments include cash and accounts payable. Fair values were assumed to approximate carrying values for cash and payables because they are short term in nature and their carrying amounts approximate fair values or they are payable on demand.

XSINVENTORY

And Subsidiary

(a Development Stage Company)

Notes

Impairment of long-lived assets

Long-lived assets held and used by the Company are reviewed for possible impairment whenever events or circumstances indicate the carrying amount of an asset may not be recoverable or is impaired. No such impairments have been identified by management at June 30, 2004, December 31, 2003 or December 31, 2002.

Stock-Based Compensation:

The Company accounts for stock-based awards to employees in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations and has adopted the disclosure-only alternative of FAS No. 123, "Accounting for Stock-Based Compensation." Options granted to consultants, independent representatives and other non-employees are accounted for using the fair value method as prescribed by FAS No. 123.

Earnings per share

The Company follows Statement of Financial Accounting Standards No. 128. "Earnings Per Share" ("SFAS No. 128"). Basic earning per common share ("EPS") calculations are determined by dividing net income by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per common share calculations are determined by dividing net income by the weighted average number of common shares and dilutive common share equivalents outstanding. During periods when common stock equivalents, if any, are anti- dilutive they are not considered in the computation.

Segment reporting

The Company follows Statement of Financial Accounting Standards No. 130, "Disclosures About Segments of an Enterprise and Related Information". The Company operates as a single segment and will evaluate additional segment disclosure requirements as it expands its operations.

Income taxes

The Company follows Statement of Financial Accounting Standard No. 109, "Accounting for Income Taxes" ("SFAS No. 109") for recording the provision for income taxes. Deferred tax assets and liabilities are computed based upon the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rate applicable when the related asset or liability is expected to be realized or settled. Deferred income tax expenses or benefits are based on the changes in the asset or liability each period. If available evidence suggests that it is more likely than not that some portion or all of the deferred tax assets will not be realized, a valuation allowance is required to reduce the deferred tax assets to the amount that is more likely than not to be realized. Future changes in such valuation allowance are included in the provision for deferred income taxes in the period of change.

XSINVENTORY

And Subsidiary

(a Development Stage Company)

Notes

Deferred income taxes may arise from temporary differences resulting from income and expense items reported for financial accounting and tax purposes in different periods. Deferred taxes are classified as current or non-current, depending on the classification of assets and liabilities to which they relate. Deferred taxes arising from temporary differences that are not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse.

Recent pronouncements

In January 2003, the FASB issued FIN No. 46, "Consolidation of Variable Interest Entities", an interpretation of Accounting Research Bulletin No. 51. FIN No. 46 requires that variable interest entities be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or is entitled to receive a majority of the entity's residual returns or both. FIN No. 46 also requires disclosures about variable interest entities that companies are not required to consolidate but in which a company has a significant variable interest. The consolidation requirements of FIN No. 46 will apply immediately to variable interest entities created after January 31, 2003. The consolidation requirements will apply to entities established prior to January 31, 2003 in the first fiscal year or interim period beginning after June 15, 2003. The disclosure requirements will apply in all financial statements issued after January 31, 2003. The company will begin to adopt the provisions of FIN No. 46 during the first quarter of fiscal 2003.

Note 2 - Income taxes

The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"), which requires use of the liability method. SFAS No. 109 provides that deferred tax assets and liabilities are recorded based on the differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes, referred to as temporary differences. Deferred tax assets and liabilities at the end of each period are determined using the currently enacted tax rates applied to taxable income in the periods in which the deferred tax assets and liabilities are expected to be settled or realized.

The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate to income before provision for income taxes. The sources and tax effects of the differences are as follows:

U.S federal statutory rate	(34.0%)
Valuation reserve	34.0%

Total	-%

As of June 30, 2004, the Company has $46,213 net operating loss carry-forward for tax purposes, which will be available to offset future taxable income.

XSINVENTORY

And Subsidiary

(a Development Stage Company)

Notes

Note 3 - Stockholder's equity

The Company is authorized to issue 10,000,000 shares of it $0.001 par value preferred stock and 100,000,000 shares of its $0.001 par value common stock.

In February 2003, the Company sold to an officer of the Company 350,000 shares of its $0.001 par value common stock at a price of $0.02 per share for a total amount raised of $7,000.

In March 2003, the Company sold to an officer of the Company 200,000 shares of its $0.001 par value common stock at a price of $0.05 per share for a total amount raised of $10,000.

In July 2003, the Company sold to an officer of the Company 10,000 shares of its $0.001 par value common stock at a price of $0.05 per share for a total amount raised of $500.

In August 2003, the Company sold to an officer of the Company 100,000 shares of its $0.001 par value common stock at a price of $0.05 per share for a total amount raised of $5,000.

In September 2003, the Company sold to an officer of the Company 20,000 shares of its $0.001 par value common stock at a price of $0.05 per share for a total amount raised of $1,000.

In October 2003, the Company sold to an officer of the Company 60,000 shares of its $0.001 par value common stock at a price of $0.05 per share for a total amount raised of $3,000.

In November 2003, the Company sold to an officer of the Company 60,000 shares of its $0.001 par value common stock at a price of $0.05 per share for a total amount raised of $3,000.

In December 2003, the Company sold to an officer of the Company 10,000 shares of its $0.001 par value common stock at a price of $0.05 per share for a total amount raised of $50

On January 5, 2004, the Company issued 50,000 shares of its $0.001 par value common stock at a price of $0.05 per share to an officer of the Company for a total amount of $5,000.

On January 30, 2004, the Company issued 80,000 shares of its $0.001 par value common stock at a price of $0.05 per share to an officer of the Company for a total amount of $4,000.

On March 16, 2004, the Company issued 30,000 shares of its $0.001 par value common stock at a price of $0.05 per share to an officer of the Company for a total amount of $1,500.

On April 4, 2004, the Company issued 20,000 shares of its $0.001 par value common stock at a price of $0.05 per share to an officer of the Company for a total amount of $1,000.

On April 16, 2004, the Company issued 30,000 shares of its $0.001 par value common stock at a price of $0.05 per share to an officer of the Company for a total amount of $1,500.

XSINVENTORY

And Subsidiary

(a Development Stage Company)

Notes

On April 27, 2004, the Company issued 30,000 shares of its $0.001 par value common stock at a price of $0.05 per share to an officer of the Company for a total amount of $1,500.

On May 4, 2004, the Company issued 20,000 shares of its $0.001 par value common stock at a price of $0.05 per share to an officer of the Company for a total amount of $1,000.

On May 14, 2004, the Company issued 30,000 shares of its $0.001 par value common stock at a price of $0.05 per share to an officer of the Company for a total amount of $1,500.

On June 1, 2004, the Company issued 30,000 shares of its $0.001 par value common stock at a price of $0.05 per share to an officer of the Company for a total amount of $1,500.

On June 15, 2004, the Company issued 30,000 shares of its $0.001 par value common stock at a price of $0.05 per share to an officer of the Company for a total amount of $1,500.

On June 30, 2004, the Company issued 360,000 shares of its $0.001 par value common stock at a price of $0.05 per share to an officer of the Company for a total amount of $18,000.

The shares were deemed to have been issued pursuant to an exemption provided by Section 4(2) of the Act, which exempts from registration "transactions by an issuer not involving any public offering."

No other shares have been issued.

Note 4 - Going concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the recoverability of assets and the satisfaction of liabilities in the normal course of business. As noted above, the Company is in the development stage and, accordingly, has generated only minimal revenues from operations. Since its inception, the Company has been engaged substantially in financing activities, acquiring inventory, and setting up its distribution channels, and incurring substantial costs and expenses. As a result, the Company incurred accumulated net losses from September 27, 2002, (inception) through the period ended June 30, 2004 of $46,213. In addition, the Company's development activities since inception have been financially sustained through equity financing.

The ability of the Company to continue as a going concern is dependent upon its ability to raise additional capital from the sale of common stock and, ultimately, the achievement of significant operating revenues. The accompanying financial statements do not include any adjustments that might be required should the Company be unable to recover the value of its assets or satisfy its liabilities.

Note 5 - Warrants and options

There are no warrants or options outstanding to acquire any additional shares of common stock.

TABLE OF CONTENTS

No dealer, salesman or any other person has been authorized to give any information or to make any representation other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of any offer to buy any security other than the shares of common stock offered by this prospectus, nor does it constitute an offer to sell or a solicitation of any offer to buy the shares of a common stock by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances create any implication that information contained herein is correct as of any time subsequent to the date hereof.

XSINVENTORY

$100,000

PROSPECTUS

DEALER PROSPECTUS DELIVERY OBLIGATION

Until the offering termination date, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Prospectus Summary

Summary Financial Information

Capitalization

Risk Factors

          Lack of Operating History

          Dependency on sole officer & director

          Lack of experience by our sole officer

          Sole Officer involved in other businesses

          Dependency on relationship with eBay

          Competition

          Requirement of additional capital

          Going Concern

          Lack of profits & revenues

          No public market for our stock

Special Note Regarding Forward-Looking Statement

Use of Proceeds

Determination of Offering Price

Dilution

Plan of Distribution

Legal Proceedings

Director, Executive Officers, Promoters and Control Persons

Security Ownership of Certain Beneficial Owners and Management

Description of Securities

Interest of Named Experts and Counsel

Disclosure of Commission Position of Indemnification of Securities Act Liabilities

Description of Business

Reports to Stockholders

Plan of Operation

Description of Property

Certain Relationships and Related Party Transactions

Market for Common Equity and Related Stockholders Matters

Dividends

Executive Compensation

Shares Eligible for Future Sale

Changes in and Disagreements with Accountants

Index to Financial Statements

Audited Financials Statements

Independent Auditors Report

Balance Sheet

Statement of Operations

Statement of Stockholders' Equity

Statement of Cash Flows

Notes to Financial Statements

Page 1 2 3 3 3 4 4 4 4 4 5 5 5 5 6 7 8 8 9 10 10 11 11 14 14 15 19 19 22 22 23 23 24 24 26 27 F-1 F-2 F-3 F-4 F-5 F-6

PART II: Information not required in Prospectus

INDEMNIFICATION OF OFFICERS AND DIRECTORS

None of our directors will have personal liability to us or any of our stockholders for monetary damages for breach of fiduciary duty as a director involving any act or omission of any such director since provisions have been made in the Articles of Incorporation limiting such liability. The foregoing provisions shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or, which involve intentional misconduct or a knowing violation of law, (iii) under applicable Sections of the Nevada Revised Statutes, (iv) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes or, (v) for any transaction from which the director derived an improper personal benefit.

The Bylaws provide for indemnification of the directors, officers, and employees of XSInventory in most cases for any liability suffered by them or arising out of their activities as directors, officers, and employees of XSInventory if they were not engaged in willful misfeasance or malfeasance in the performance of his or his duties; provided that in the event of a settlement the indemnification will apply only when the Board of Directors approves such settlement and reimbursement as being for the best interests of the Corporation. The Bylaws, therefore, limit the liability of directors to the maximum extent permitted by Nevada law (Section 78.751).

Our officers and directors are accountable to us as fiduciaries, which means they are required to exercise good faith and fairness in all dealings affecting us. In the event that a stockholder believes the officers and/or directors have violated their fiduciary duties to us, the stockholder may, subject to applicable rules of civil procedure, be able to bring a class action or derivative suit to enforce the stockholder's rights, including rights under certain federal and state securities laws and regulations to recover damages from and require an accounting by management. Stockholders who have suffered losses in connection with the purchase or sale of their interest in XSInventory in connection with such sale or purchase, including the misapplication by any such officer or director of the proceeds from the sale of these securities, may be able to recover such losses from us.

RECENT SALES OF UNREGISTERED SECURITIES

On February 18, 2003, the Company issued 350,000 of its $0.001 par value common stock at $0.02 per share to its sole officers and director in exchange for cash at $7,000. The shares were deemed to have been issued pursuant to an exemption provided by Section 4(2) of the Act, which exempts from registration "transactions by an issuer not involving any public offering." There have been no other issuances of common stock.

From March 2003 through June 2004 we issued 1,170,000 additional shares of our $0.001 par value common stock to our sole officer and director in exchange for a capital contribution of $58,500 or $0.05 per share. The dates of the issuance and number of shares issued is as follows:

Date of Issuance	Number of Shares

March 2003	200,000
July 2003	10,000
August 2003	100,000
September 2003	20,000
October 2003	60,000
November 2003	60,000

December 2003	10,000
January 2004	80,000
February 17, 2004	50,000
March 16, 2004	30,000
April 2004	80,000
May 2004	50,000
June 2004	420,000

The shares were deemed to have been issued pursuant to an exemption provided by Section 4(2) of the Act, which exempts from registration "transactions by an issuer not involving any public offering." There have been no other issuances of common stock.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the costs and expenses to be paid in connection with the sale of the shares of common stock being registered hereby. All amounts are estimates except for the Securities and Exchange Commission registration fee.

	Minimum	Maximum
Securities and Exchange Commission registration fee	$12.67	$12.67
Legal fees and expenses	2,000	10,000
Copying	200	1,000
State Filing Fees	487.33	487.33
Subscription processing	600	2,000
Total	$3,300	$13,500

EXHIBITS

The Exhibits required by Item 601 of Regulation S-B, and an index thereto, are attached.

(a) Documents filed as part of this Report

1. Financial Statements:

A. INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

(b) Exhibits

EXHIBIT INDEX

Exhibit	Description
3(i)(a)*	Articles of Incorporation of XSInventory filed on September 22, 2002
3(i)(b)*	Articles of Incorporation of Creative Excess filed in February 2003
3(ii)(a)*	Bylaws of the XSInventory
3(ii)(b)*	Bylaws of Creative Excess
4*	Instrument defining the rights of security holders: (a) Articles of Incorporation (b) Bylaws (c) Stock Certificate Specimen
5*	Opinion of the Stoecklein Law Group
10.1*	Lock Up Agreement
10.2*	Office Lease
10.3*	Renewal Addendum to Office Lease
10.4*	User Agreement
10.5*	Debbie Amigone - Agent for the Issuer Letter Agreement
10.6*	Subscription Agreement
11*	Statement Re: Computation of per share earnings
23.1*	Consent of Beckstead and Watts, LLP
23.2*	Consent of the Stoecklein Law Group

* Filed herewith

UNDERTAKINGS

A. The undersigned registrant hereby undertakes to:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

B.

(1) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

(2) In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on August 26, 2004.

XSINVENTORY

Signature	Title	Date

/s/ Michael J. Evanelista	President	August 26, 2004
Michael J. Evangelista

/s/ Michael J. Evanelista	Sole Director	August 26, 2004
Michael J. Evangelista

/s/ Michael J. Evanelista	Principal Executive Officer	August 26, 2004
Michael J. Evangelista

/s/ Michael J. Evanelista	Principal Financial Officer	August 26, 2004
Michael J. Evangelista

/s/ Michael J. Evanelista	Principal Accounting Officer	August 26, 2004
Michael J. Evangelista

Financial Statements and Exhibits

(a) Documents filed as part of this Report

1. Financial Statements:

A. INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

(b) Exhibits

EXHIBIT INDEX

Exhibit	Description
3(i)(a)*	Articles of Incorporation of XSInventory filed on September 22, 2002
3(i)(b)*	Articles of Incorporation of Creative Excess filed in February 2003
3(ii)(a)*	Bylaws of the XSInventory
3(ii)(b)*	Bylaws of Creative Excess
4*	Instrument defining the rights of security holders: (a) Articles of Incorporation (b) Bylaws (c) Stock Certificate Specimen
5*	Opinion of the Stoecklein Law Group
10.1*	Lock Up Agreement
10.2*	Office Lease
10.3*	Renewal Addendum to Office Lease
10.4*	User Agreement
10.5*	Debbie Amigone - Agent for the Issuer Letter Agreement
10.6*	Subscription Agreement
11*	Statement Re: Computation of per share earnings
23.1*	Consent of Beckstead and Watts, LLP
23.2*	Consent of the Stoecklein Law Group

* Filed herewith